Annual Report

Cover Page

Name of issuer:

MilTec Platform, Inc.

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: GA

Date of organization: 6/5/2014

Physical address of issuer:

3805 Crestwood Parkway
Suite 350
Duluth GA 30096

Website of issuer:

http://www.vodi.io

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

58

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$218,312.00	$238,000.00
Cash & Cash Equivalents:	$102,096.00	$30,038.00
Accounts Receivable:	$14,471.00	$0.00
Short-term Debt:	$0.00	$3,335,261.00
Long-term Debt:	$118,371.00	$518,371.00
Revenues/Sales:	$90,745.00	$12,792.00
Cost of Goods Sold:	$180,748.00	$12,588.00
Taxes Paid:	$0.00	$0.00
Net Income:	($2,175,109.00)	($838,694.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

MilTec Platform, Inc.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Alex Mahfar	Principal	AEA Investors LP	2010
Douglas Nguyen	Vice President	Lunex Telecom	2014
Darren (Dat) Lu	President, CEO, CFO	Lunex Telecom	2014

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Tanya Flynn	Director of Business and Product Development	2014
Kevin Tran	Director of IT	2014
Douglas Nguyen	Vice President	2014
Darren (Dat) Lu	President	2014
Darren (Dat) Lu	CEO	2014
Darren (Dat) Lu	CFO	2014
Kiet Lu	Secretary & Vice President	2014
Michael Tran	Director of Marketing	2014

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Lunex Group	500,000 shares of Common Stock	87.0

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

We have a limited operating history, and our future profitability will depend in large measure upon our ability to sell our products.

The Company has a limited operating history on which to base an evaluation of its business and prospects of revenues from its products. The Company is subject to all of the risks of failure inherent in the development of an early stage technology company. It is extremely difficult to predict the internal and external issues that must be overcome if the Company is to be successful.

Our operating results may be volatile and difficult to predict.

Our operating results may fluctuate significantly in the future due to a variety of factors, many of which may be outside of our control. Due to the emerging nature of our market, we may be unable to accurately forecast our revenues and operating results.

There is no public market for our stock, and the stock is subject to restrictions on transfer.

The Shares offered hereby have not been registered under the Securities Act, or under applicable state securities laws, and no provision has been made for registration under the Securities Act or under any state securities laws so as to permit any public distribution or resale of the securities.

Accordingly, each investor must be prepared to bear the economic risk of a total loss of the investment and must be prepared to hold the Shares indefinitely, since such investor may not be able to liquidate the investment in the foreseeable future, or at all. There is not now, and there may never be, a public market of any kind for the Company's Common Stock or any other securities of the Company.

This is a best efforts offering and early investors face higher risks if the maximum offering is not completed.

We are offering the Shares on a "best efforts" basis. Monies accepted from early investors will be used by us even if the total Offering is not completed. We cannot assure you that all of the Shares will be sold or that our business will operate or develop in the manner planned. If not, early investors may lose all or a substantial part of their investment. We will use the proceeds from this Offering for working capital and general corporate purposes. Our working capital may be used, among other things, to employ key personnel to expedite development and marketing of our product, pay accrued expenses and salaries, further product and website design, to develop a mobile and tablet version of the application, obtain or expand office space, increase sales and marketing expenditures, pay travel expenses for sales representatives and our executives, purchase or lease computer software and equipment, and for the addition of customer support personnel and supporting equipment. We may not meet our revenue, growth or profitability targets, particularly if all of these expenses are not satisfied from the proceeds of this Offering. Therefore, early investors in this Offering are subject to a greater risk that they will lose their entire investment if we do not complete the sale of the maximum number of Shares offered by us.

We will need to obtain significant additional capital following this Offering and we cannot assure you that additional capital will be available to us or, if it is available, that it will be on terms acceptable to us or otherwise favorable to our stockholders.

We will need to raise additional capital in the future to provide a more substantial base of working capital. While we may seek to raise this capital through debt or the sale of our stock at increasing valuations, no assurance can be given that debt financing will be available or that future investors will be willing to invest at our increased valuation levels or otherwise. We have no commitment for any such additional future capital, and we cannot assure that additional capital will be available to us on terms acceptable to us, or at all.

Further, the investors in this Offering will not have any anti-dilution rights. Any sale of equity in the future may be highly dilutive or on terms disadvantageous to investors in this Offering.

We will not pay dividends.

We currently intend to retain any future earnings to fund operations and the continued development of our business and, therefore, we do not anticipate paying any cash dividends on our capital stock in the foreseeable future. Future cash dividends, if any, will be determined by the Board, and will be based upon the Company's earnings, capital requirements, financial condition, and other factors deemed relevant by the Board.

Investor Capital Immediately at Risk.

Except as required by the securities laws of some states, subscribing investors may not withdraw any subscriptions once they have been accepted.

Possibility of unidentified Risks.

The risks set forth above are not a complete list of the potential risks facing the Company. The Company realizes that there may exist significant risks yet to be recognized or encountered to which it may not be able to effectively respond. There can be no assurance that the Company will be successful in addressing the listed risks or future potential risks, and any failure to do so could have a material and adverse effect on the Company's business, financial condition, and results of operations.

If we are not able to develop enhancements and new products and keep pace with technological developments, we might not be competitive in the market place and our business could be adversely affected. Our future success will depend on our ability to adapt and innovate. To attract users and generate revenue, we need to enhance, add new features and improve our existing limited products and introduce new products. The success of any enhancements or new features and products depends on several factors, including timely completion, introduction and market acceptance. We may expend significant time and resources developing and pursuing sales of a particular product that may not result in revenues in the anticipated time frame or at all, or may not result in revenue growth sufficient to offset increased expenses. If we are unable to successfully develop enhancements, new features or new products to meet market needs, our business and operating results could be adversely affected. In addition, because our products are or will be designed to operate on a variety of platforms using Internet tools and protocols, we will need to continuously modify and enhance our products to keep pace with changes in Internet-related technologies. If we are unable to respond in a timely and cost-effective manner to these rapid technological developments, our current and future products may become less marketable and less competitive or even obsolete. Our business model is heavily dependent on third party relationships, why may or may not, come to fruition.

We may not be able to access third-party technology upon which we depend. We use some technology and software products and platforms from third parties. Technology from our current or other vendors and strategic partners may not continue to be available to us on commercially reasonable terms, or at all. Our business will suffer if we are unable to access this technology, to gain access to additional products or platforms or to integrate new technology with our existing system. This could cause delays in our development and introduction of new services and related products or enhancements of existing products until equivalent or replacement technology can be accessed, if available, or developed internally, if feasible. If we experience these delays, our business (including our ability to satisfy any repayment of the Notes) and the value of any equity you receive upon conversion of the Note could be materially adversely affected.

There is the possibility that a competitor of Vodi will launch the same type of business model and product set.

It has taken Vodi over 2 years to establish and advance the mobile communication app with a unique business model; however, there is always the possibility that someone "builds a better mousetrap".

The Over The Top and free chatting/messaging has been completely tax free for anyone to be able to provide this service. However, there have been talks and discussions about the government stepping in and finding a way to tax this service. If that happens, that could change our model.

We may not be able to increase the awareness of our brand in the marketplace as quickly or as effectively as is necessary to insure revenue growth.

Potential customers must be aware of our mobile app brand in order to download our app. We need to attract new users to our mobile app and that would require us to devote more resources to marketing efforts, including advertising and other expenses, to build public awareness of our brand. However, even with an enhanced marketing effort, there is no guarantee that we will be able to increase the number of new downloads to our mobile app and in turn, convert them into paying customers. Any number of conditions could affect the success of our marketing efforts, including a unsuccessful marketing campaign, inability to expand our product portfolio to keep customers interested, inability to keep up with new technologies that could have a negative impact on user experience.

Although all of the officers and directors have great experience in the same industry, Investors should be aware of that all officers are currently working full time at the Vodi's Parent company Lunex Group, and part time at Vodi. As such, it is likely that the company will not make the same progress as it would if that were not the case.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Common	573,512	573,512	Yes
Other	0	0	No
Debt Securities	0	0	No

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	

24. Describe the material terms of any indebtedness of the issuer:

Convertible Note

Issue date	08/27/16
Amount	$450,000.00
Valuation cap	$10,000,000.00

The company's parent company allocated various costs to the company including salaries, professional fees, employee benefits, payroll taxes, and rent totaling $2,591,802 for the year ended Dec 31, 2015. These costs were paid by Lunex on the company's behalf.

Accounts receivable due from Lunex to the company for 1,000 shares of common stock totaled $1,000 as of December 31, 2015. Accounts payable due to Lunex from the company for various expenses totaled $2,957,027 as of Dec 31, 2015.

There's no interest of maturity date for the liabilities described above. No repayment plan in place.

In June 2016, The company enters into a $109,524 five-year financing agreement for the purchase of computer equipment with Hewlett-Packard Financial Service Company, at an interest rate of 1.882%. Payments are $1,825.41 per month for 60 months.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
8/2016	4(a)(2)	Convertible Note	$450,000	General operations
2/2017	Regulation D, Rule 506(b)	Priced Round	$1,000,000	General operations
6/2017	Regulation Crowdfunding	SAFE	$90,391	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

The company's parent company allocated various costs to the company including salaries, professional fees, employee benefits, payroll taxes, and rent totaling $2,591,802 for the year ended Dec 31, 2015. These costs were paid by Lunex on the company's behalf. Accounts receivable due from Lunex to the company for 1,000 shares of common stock totaled $1,000 as of December 31, 2015. Accounts payable due to Lunex from the company for various expenses totaled $2,957,027 as of Dec 31, 2015. There's no interest or maturity date on these liabilities.

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Vodi is a mobile messaging app that lets you text, call, translate, send eGifts, and more—all from one place. Over 68% of American adults have a smartphone in their pocket and more and more smartphone users are turning to free messaging apps as their main form of communication. Vodi makes it easier for smartphone users to save time, money and data on their phone–no matter where you are. Vodi is so easy to use that we already have a million downloads from 160+ different countries worldwide.
Vodi's all-in-one model is convenient for both users and for third party advertisers and event organizers. And our V-Coin reward system incentivizes users to keep coming back. We've built the ultimate infrastructure for Vodi to become more than just a casual messaging app; Vodi will be a crucial tool for all your everyday needs.

Milestones

MilTec Platform, Inc. was incorporated in the State of Georgia in June 2014.

Since then, we have:

- Closed beta with 300,000+ users around the world
- Awarded first place in Wireless and second place overall at CTIA Start-Up Lab 2016
- 200% growth in user base from October 1, 2016 to January 1, 2017
- Official Global Fan Vote Sponsor of Miss Universe 2016
- Unique B2B model for global partnerships
- Successfully launched the new Stars For Charity platform that lets influencers earn for a charity of their choice and themselves
- We have surpassed 3.5 million downloads

Historical Results of Operations

Our company was organized in June 2014 and has limited operations upon which prospective investors may base an evaluation of its performance.

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $90,745 compared to the year ended December 31, 2016, when the Company had revenues of $12,792. Our gross margin was -99.18% in fiscal year 2017, compared to 1.59% in 2016.
- *Assets.* As of December 31, 2017, the Company had total assets of $218,312, including $102,096 in cash. As of December 31, 2016, the Company had $238,000 in total assets, including $30,038 in cash.
- *Net Loss.* The Company has had net losses of $2,175,109 and net losses of $838,694 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.
- *Liabilities.* The Company's liabilities totaled $118,371 for the fiscal year ended December 31, 2017 and $3,853,632 for the fiscal year ended December 31, 2016.

Liquidity & Capital Resources

To-date, the company has been financed with $1,000,000 in equity and $450,000 in convertibles.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

MilTec Platform, Inc. cash in hand is $102,096, as of December 2017. Over the last three months, revenues have averaged $7,500/month, cost of goods sold has averaged $15,000/month, and operational expenses have averaged $150,000/month, for an average burn rate of $157,500 per month. Our intent is to be profitable in 0 months.

There are no material changes. Vodi is still in its infancy stage where it relies on investors' funds.

Vodi anticipates growing its revenue by expanding its customer base and offering additional products.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://www.vodi.io/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements

- Financials 1
- Financials 2
- Financials 3

Appendix D: Director & Officer Work History

- Alex Mahfar
- Darren (Dat) Lu
- Douglas Nguyen
- Kevin Tran
- Kiet Lu
- Michael Tran
- Tanya Flynn

Appendix E: Supporting Documents



VODI

All-in-one messaging app to text, call translate, send eGifts and more

$90,391 raised from **141** investors
Successfully Funded on Jun 29 2017

> *Vodi is a mobile messaging app that lets you text, call, translate, send eGifts, and more—all from one place. Over 68% of American adults have a smartphone in their pocket and more and more smartphone users are turning to free messaging apps as their main form of communication. Vodi makes it easier for smartphone users to save time, money and data on their phone–no matter where you are. Vodi is so easy to use that we already have a million downloads from 160 different countries worldwide.*



Darren Lu
CEO, VODI

OUR AMBITION

Vodi's all-in-one model is convenient for both users and for third party advertisers and event organizers. Case in point: we were Miss Universe's Official Fan Vote Sponsor earlier this year where hundreds of thousands of fans signed up to vote for their favorite contestant. And our V-Coin reward system incentivizes users to keep coming back. We've built the ultimate infrastructure for Vodi to become more than just a casual messaging app; Vodi will be a crucial tool for all your everyday needs.

KEY FACTS

- Closed beta with 300,000+ users around the world
- Awarded first place in Wireless and second place overall at CTIA Start-Up Lab 2016
- 200% growth in user base from October 1, 2016 to January 1, 2017
- Official Global Fan Vote Sponsor of Miss Universe 2016
- Unique B2B model for global partnerships
- Successfully launched the new Stars For Charity platform that lets influencers earn for a charity of their choice and themselves

DOCUMENTS

- Vodi_PR1-Introduction.pdf
- Vodi_PR2-Business-Model.pdf
- Vodi_PR8-StartUp-Lab-Awards.pdf
- Vodi_PR10-Miss-U-Voting.pdf
- Vodi_Investor_Presentation_Crowdfunder_V2.pdf

vodi.io

from Duluth GA

TECH FIN TECH FAMILY EVENTS LIFESTYLE MOBILE SOCIAL

Why I Like Vodi

"The more I found out about Vodi, the more sold I was on the concept. Clearly, a lot of thought has been put into the app and the development behind it, and they've come up with something that's really positioned to take off—and actually already is taking off. To take the messaging app core and add so many useful services right there on the same platform, it really becomes indispensable for users; they can do everything they need to without leaving Vodi, and meanwhile the app is giving back to them with rewards. Just a terrific concept backed by some terrific people.



Danny Carrero
INVESTOR, VODI.IO

One App for Everything You Do

Smartphone users want more from their messaging apps. Vodi is the answer.

More and more smartphone users are turning to free messaging apps as their main form of communication. So we're making it even easier for them to save time, money and data on their phone. Vodi is a superpowered messaging app that lets users text, call, send gifts, translate and so much more, all in one app.


LET'S VODI!
Text, call, video call,
earn rewards & so much more!
Ana, Sofia, Jam...
I made it to New York!
YEEES!

Recharge Prepaid Plans

Recharge your prepaid mobile plan or that of a loved one any time. More than 135 countries and 200+ carriers!

Translate

Learning a new language or traveling abroad? Easily translate incoming and outgoing messages to more than 100 different languages.

Text Search

No need to leave your conversation—instantly look up movie times, nearby pizza parlors and more straight from your messages.

Send eGifts

Send U.S. and international eGift cards instantly and conveniently. Hundreds of brands around the world with more coming soon!

Do All of the Above While Earning V-Coins

We believe in rewarding our users. Our V-Coin system is a great way for users to engage with Vodi and keeps them coming back.

Vodi users earn V-Coins every time they recharge a prepaid plan, send an eGift, make a call and more. There are also monthly contests and raffles for chances to win even more V-Coins! Users can then redeem those V-Coins towards any purchases they make in the app.


Movie 2night?
Recarga el Móv...
para Marina Rojas
25
Estado EXITOSO!
Gracias!
eGift sent

Making a Big Splash with Miss Universe

Vodi was the Official Global Fan Vote Sponsor for this year's Miss Universe.

We emerged from our beta phase and launched our global live voting platform earlier this year as one of four ways to vote for the Miss Universe competition. This opportunity drove more than half a million downloads in one month. The downloads came from all around the world, but predominantly from Latin America, Asia and Europe.


vodi


Vote for
MISS UNIVERSE
Vote

How Vodi's Voting Platform Works

- Users vote in real-time for events that they're following. Our sophisticated system shows all events broken down into those currently in progress, those coming soon, and those completed. The app updates in real time as rounds of voting open and close.

- Event organizers can manage the content for their event and access results in real time. Vodi offers full flexibility in terms of the structure of the vote, the number of rounds, the number of options and more.

- This feature keeps users coming back to the app and engaged in their events, while also giving event organizers the control they need.

We're Growing Fast Around the World

Vodi is a global app, with 1,000,000+ downloads from 160+ different countries.

Vodi's beta phase began with a launch on the App Store and Google Play in early 2016, and the app steadily gained traction among early adopters all over the world. As we exited the beta phase in January 2017 as Miss Universe's Official Fan Vote Sponsor, we saw explosive growth. We plan to ride that momentum and quickly capture more impressions going forward.



Total Downloads Thru March 2017 : 1,000,000
1,000,000
800,000
600,000
400,000
200,000
0
Q1 '16
Q2 '16
Q3 '16
Q4 '16
Q1 '17
Total Downloads



1,000,000+
total downloads
(as of mid-March 2017)

Growing User Base

From 300,000+ users gained organically by the end of 2016, Vodi has jumped by more than 700,000 users in early 2017.



Downloads in
160+
countries
(as of mid-March 2017)

Global Appeal

The app is expanding around the world at a rapid pace, with users on 6 continents and spreading quickly,


Vodi is available in
8
languages
(as of mid-March 2017)

Crossing Boundaries

In English, Spanish, Portuguese, Chinese, Hindu, Vietnamese, Malay, Indonesian & soon: Thai, Polish and French!

Our Total Addressable Market: $650 Billion

Vodi's products and services are in demand around the world, with more than 5 billion mobile users on prepaid plans and digital over plastic quickly becoming the preference for gift cards. We're integrated with partners across the globe to satisfy the needs of these massive industries.


240+ Mobile Operators

Recharging Prepaid Phones

Vodi works with more than 240 mobile operators in 135 countries to provide instant, convenient recharges for users everywhere.


150+ Popular Brands

eGift Cards

Vodi offers eGift cards from more than 150 brands in four countries and is adding new brands in more than 20 additional countries soon.



YouTube
amazon
yelp
60 Partners
Spotify
FANDANGO
GIPHY
Expedia

Conversational Search

Vodi is integrated with 60 partners – from Yelp for restaurants to Amazon for products – to provide users search results right in their chats.

Our Journey So Far

Vodi became a global platform even faster than we anticipated. Now, we plan to take full advantage of our international status with more languages and more monetization strategies.

January 2016

vodi BETA

Launched beta on iOS and Android

Went live on Google Play and the Apple Store, attracting early adopters.

July 2016

160+ countries

Users in more than 160+ countries

Spread to an international audience quickly, including profileration on all continents.

September 2016

startupLab AWARDED

Recognized at CTIA Super Mobility 2016

First place in Wireless, 2nd place overall at CTIA Startup Lab

December 2016

300,000+ users

Closed beta with 300,000+ users worldwide

Organic growth through the end of 2016 showed promising results.

January 2017

vodi MISS UNIVERSE

Miss Universe fan vote sponsor & live voting platform launch

Voting platform goes live with international pageant.

February 2017

Stars for Charity

Launch of Stars for Charity program

New platform lets users support influencers that they follow and contribute to their charity.

March 2017

More than 1,000,000 users worldwide

Explosive growth in the first months of 2017 led to 167% growth in users.

May 2017

MISS USA VOTING PLATFORM

Official Miss USA fan vote sponsor

Voting platform for largest U.S. beauty pageant.

Spring 2017

Available in Polish, French and Thai

French and Thai Support for additional languages to expand our reach.

July 2017

MISS UNIVERSE HONDURAS VOTING PLATFORM

Official Miss Honduras

Voting platform for national pageant.

Summer/Fall 2017

Introduce mobile eGift card processing platform

Allows businesses to launch eGift cards without any additional equipment.

Late 2017

New monetization opportunities

In-app ads generate revenue for Vodi and let users earn rewards.

Help Us Do it All

We all know that free mobile messaging apps are not only here to stay, but quickly becoming the main way people around the world communicate. What we realized was that very few of these apps have evolved beyond the basics of texting and calling, and that even fewer of them really give anything more than the basics back to the user. We wanted to provide a new solution in the mobile messaging space that did accomplish those goals – providing useful products and services beyond the free communication tools, and also rewarding users for their use of the app and giving them something truly meaningful.

Those are the principles on which we founded Vodi, and they'll always be at the core of our strategy. What's more, knowing that mobile users spend more than 80 percent of their time on their phone texting, we've strategically designed our products and services – eGift cards, prepaid mobile plan recharges and others coming soon – to be available right there within your conversation. Additionally, conversational search – which allows you to simply tap on key words in your chat to access relevant search results from Yelp, Amazon and more – is another way we're making the messaging experience better for our users. They never have to leave Vodi, so as an all-in-one platform, we reduce the "app fatigue" so common among mobile consumers.

You can see how we've already started to grow, both in terms of user base and expanding our offerings – our global live voting platform is a powerful service that both excites users and event organizers around the world – and our Stars for Charity platform is letting influencers and their fans really make a difference for important causes. Both of these features, as well as many that are in the pipeline, go back to those fundamental tenets we began with – being more than just another messaging app, and always giving back wherever we can.

One final thing that sets us apart is our business partnership model, which is another aspect of Vodi totally unique in the mobile messaging space. We are open to collaboration with a wide variety of businesses – they could be mobile operators, online travel businesses, TV networks, influencers, what have you – via a revenue sharing opportunity. This is something no other messaging app out there offers, and we consider it our key differentiator in a crowded market.

Sincerely,

Darren Lu

Founder



Darren Lu
CEO

AND THE REST OF THE TEAM



Michael Tran
Marketing Director



Kevin Tran
IT Director



Tanya Flynn
Product Development Director



Thao Tran
Business Analyst



Kiet Lu
Secretary & Vice President



Doug Nguyen
Vice President

Raised $1,540,391 From 141+ Investors

Michael Tran

Rocio Turner

Larry Berman
Investor in various corporations and partnerships.

Wilson Do
Distribution Manager/Business Development Manager

Rem Darbinyan
Co-founder of ProDiagnose, first of its kind on-demand ultrasound service.

Lawrence J Masotti
B.S. Construction Management

MORE INVESTORS

Interview

– COLLAPSE ALL

WF: What is Vodi?

Vodi is the next-generation messaging app that offers useful global services and a very unique business model. We know that there are more than two billion downloads of messaging apps just in the last five years, but most of these other messaging apps have not evolved beyond providing simple texting and voice and video calling. We see a tremendous opportunity to be a part of people's conversation considering more than 80% of a mobile user's daily usage of their phone is spent chatting and texting back and forth. We think how you become relevant to people's conversations is key.

WF: How does Vodi take messaging to a whole new level?

V: One of the things we do within our messaging is conversational search. While you're chatting with your friends, you might say, "Let's have pizza for lunch," and in Vodi, you would see the words pizza and lunch turn orange. You can tap on “pizza” and it'll give you all the local pizza restaurants that are nearby. Or, you could click on "lunch" and get all the local restaurants. Another feature of ours is, if you are chatting with a friend or family member and you realize it's their birthday, you can actually buy and send them an eGift card or recharge their prepaid mobile plan right within the chat.

So, there are many services that are within the conversation. That's a very key differentiator for Vodi compared to many other messaging apps out there. And in addition to those, we offer multiple fintech - financial technology - services. Take, for example, our prepaid mobile plan recharge options. Nowadays, young people want to be in control - they want to control how much they pay per month for wireless phone. They don't want to be stuck in two-year contracts and whatnot. They actually are going towards the prepaid mobile route. And around the world, of the approximately six billion phones, 80% of them are on prepaid plans, meaning these people need to go out and recharge their plans either weekly or monthly, based on a pay-as-you-go model. But with Vodi, instead of having to go out, they can actually instantly do that on our app - and friends, family, and loved ones around the world, can actually do that for them as well.

Another product that makes Vodi unique is the gift cards. It's a couple hundred billion dollar industry and very quickly moving from hanging plastic cards sitting in convenience stores and supermarkets to electronic forms and the mobile world. There isn't one dominant U.S. or international electronic gift card player today, so we are actually pushing Vodi to be that eGift card provider in the U.S. and international markets. We have more than 100 different brands in the U.S. today, and we offer brands in a number of other countries. Right now, we're live in Mexico, El Salvador, and Guatemala with a number of electronic gift card brands, and we're in the process of adding another 50 countries.

Now, to expand the fintech services, we are actually in the process of adding on bill payment. Everybody around the world has three, four bills to pay each month, so we're looking at integrating with a number of partners to let users take care of that within Vodi. We will have more than 15 countries where you can instantly pay your bills or your loved one's bills overseas, so we can make giving and helping one another an easy and social experience within Vodi.

The other service we're adding on is actually money transfer and P2P payment. That's across borders or within one country. So there are quite a few financial services coming on board with Vodi.

And, beyond all this, Vodi also has international calling services to reach the four billion phones that are feature phones - that is, not smartphones - or landlines. Alongside this, we have unlimited plans to some very hot destinations like Mexico and the Philippines. There are services like that within Vodi that makes the app very attractive to those who have a need to communicate with their loved ones around the world.

WF: What are the financial incentives of using Vodi?

V: Vodi's concept is to give back to the users beyond just free messaging. Every product that a user buys within Vodi actually makes us a profit on that transaction, and part of that profit we give back to the user via V-Coins. What's more, we also give V-Coins back to the user that invited the purchasing user to Vodi. So, if I invited you to Vodi, and you purchased a top-up of $40 for your T-Mobile plan, you would get some V-Coins, which is a reward that no other app offers. Then, because I'm the one who invited you, I would actually get some V-Coins too. And for users with Gold status - those who have at least 10 active friends - they actually get V-Coins in this way from three generations of Vodi users. So if you're my first friend generation, my second and third generations are your friends and your friends' friends, and I get coins from all three generations, which is pretty exciting. And my generations keep on growing.

You get these benefits and rewards just by using the app. You don't have to sign up or pay for a membership. You don't have to buy anything. You don't have to sell anything. It's just that you receive the benefits. You and your friends just naturally use the services, and then you keep on getting V-Coins. For example, last month, I received more than 11,000 V-Coins, which is equivalent to $11 USD. Just think about an average person anywhere in the world: if they invite a lot of their friends to use Vodi - to communicate, to chat - all of a sudden they start to see the V-Coins coming in because their friends' friends' friends are using and buying our services. That person is effectively making an extra $5 or $10 a month, and that is actually pretty significant.

WF: Why create Vodi? Why is it important?

V: We were really working with a blank canvas because there is no comparable model for us to base ours on or to copy. Our rules are we can do whatever we want. So the question became, what did we want to do? We wanted to provide a messaging app with greater utility for the users out there, and we believed that would be a winning concept. We wanted to take it a little bit more serious, not just a game. That's what you see most of the time out there. We wanted to do something where people will see, "Oh wow, there's so much more here. The coins you get are real. The products and services are real."

What was important to us was taking many different products that people needed, but could only access by using several different individual apps, and putting those on one platform, as well as in their conversations. This makes it very easy to find a product and send it to whomever you're talking to, and adds that cool factor. We started looking at different financial products that we were going to be able to do that with. That's when we made the determination to add the products and services that are in there right now.

Some of our competitors, yes, they had these products. But they weren't convenient, and when you opened those apps and you tried to use them, they either didn't work or they were very cumbersome and very hard to navigate. We, at that moment, said, "You know what? We can take it from here. We can make it user-friendly."

In the end, users are not coming to Vodi just for the same products that they could go to someone else for. They're coming to Vodi for those products because they're easy to use, and because we stand behind our products and our customers. Also, they get V-Coins back, which they can use like cash on our products and services. And not only that - and I think this is the biggest point - we also keep track of all the users and who referred whom, and then we can actually have our users feel like they're getting something significant back by rewarding them for the network they build. We keep track of their network's growth, they get V-Coins every single month, and they can actually take those V-Coins and then apply it to their next purchase that they're going to be doing anyway.

WF: How is the word spreading about Vodi?

V: If you go to any of the major online channels out there - Facebook, or YouTube especially - or even just Google and put in, "Vodi App," you will see just hundreds, if not thousands, of posts saying, "Hey, I love this app. Download it and use my referral code." So people are actually taking it beyond just bringing on board their friends and families. They're actually now producing their own videos in their own language, telling their followers and friends out there to check out Vodi, download it and use their referral code, which is like a dream come true. It's just like, "Oh, my gosh, it's taking off virally on its own."

Sometimes, we see they can even advertise Vodi better than we can because they reach different parts of the world or they focus on whatever is relevant, whatever is important to them. Some see they can top up their phone starting with just 25 cents' worth of V-Coins. They can actually use it and it's real. They get a text confirmation from the local operator. That opens up their eyes like "Oh my gosh, this is real. This is real," and they want to spread the word even more.

A big thing today is people looking for "hacks." People associate a hack with how to get something for free; how to go around the system and get what they want for free. When you do search those online channels for Vodi and you find those users' videos, a lot of them are basically saying, "Hey, I figured out this hack." The "hack" is essentially the exact model that we set up, which I think is pretty profound. Not a lot of people have that model out there, where people can actually earn back rewards so easily and then actually get the value of the rewards that they're earning. It's substantial in a user's world. And that's how they think of Vodi. They see what they're doing as a "hack" because it's not anything that is out there right now.

WF: Who are your customers? Who uses Vodi?

V: Last year we were in beta. We were really in stealth mode, wanting to test out so many different concepts and see how people reacted. We started out strong in Vietnam because we have a lot of staff there, but then it grew and grew and grew. Next thing we knew, we were in more than 160 countries. Then users in Bangladesh took to it really well. They loved the concept and they loved the coins. So, today we see there are quite a lot of users from Vietnam and Bangladesh, and it keeps on growing in the other 160 countries.

Last month was when we really first launched to the world with Miss Universe - Vodi was the official global fan vote sponsor. Our app was one of four ways to vote throughout the competition. This opportunity drove more than half a million downloads in one month, way more than what we did in a whole year in beta last year, which is incredible. The downloads for the month came from so many countries all around the world, but predominantly Latin America, Asia and Europe.

Now that Miss Universe is over, we're monitoring to see who's actually continuing to invite their friends to use the app. Many of these countries, they were so crazy about the voting for Miss Universe - they love it, they're just die-hard fans for voting - and now, they're adopting the Vodi world and they're starting to invite friends. Now, we're seeing probably a good 20 countries with very strong adoption.

To make growth around the world easier to achieve, we're making the app available in more languages. Right now Vodi is available in eight different languages: English, Spanish, Portuguese, Hindi, simplified Chinese, Indonesian, Malay and Vietnamese. We're looking to add several more very soon; probably Polish, French and Thai.

WF: Did you plan for Vodi to be so global? ^

V: We definitely wanted to spread as widely as we could, as quickly as we could. From the time of launch, we've offered top-ups in 135 countries around the world. At the same time, we've selected those first eight languages for the app based on what's spoken in some of the world's most heavily populated countries. English and Spanish cover a huge part of the world, and then Portuguese and Indonesian combine for another half a billion people. Chinese and Hindi of course cover a huge portion of East and South Asia's populations, and Malay and Vietnamese also cover critical markets for us. So, we're approaching it from both sides, trying to target as many countries as we can, but prioritizing those with large populations. Of course, they have to be countries where our products are available, but we also want to see where the adoption comes from naturally, and from there we can grow more.

WF: What do you think is one of Vodi's most loved features? ^

One of our features that's very popular is translation within the chat. The world is getting smaller and smaller, and any given user might well have friends from all walks of life and from all parts of the world. Now, with chat translation in Vodi, a user can write something in their own language - let's say English - and then select a language that you want to translate to and then send it. It's Google Translation, but it's conveniently there for you. There are more than 100 different languages that you can actually translate your messages to and then send to your friends around the world. I love seeing it work in-person - my seven-year-old daughter writes it in English, translates it into Vietnamese and sends it to her grandma.

WF: Tell us about your journey so far. What were the challenges? ^

V: We started on the concept in late 2013. 2014 is when we really started the development of Vodi. It took us a good, solid two years. Every function, every part of it, every feature you see there, there was a massive amount of research to make sure we were working with the best and latest technology on the market. We have an incredible team that did all this. Everybody is so dedicated, loving the concept, loving where Vodi is going, and they all believe in our vision.

The goal was really to have products on the app that are convenient, that we need, and that we feel are relevant. We're not placing just any product on there, something from just any company. It was really digging through many different providers that offered a solution or had part of a solution that we could build the other half of. We did a lot of analyzing, a lot of research and then a lot of negotiation to find the right providers, the right solution, the right product, and it had to be a complete fit with Vodi. It took some time.

I'll give you some more context with regards to the process of putting Vodi together. When it came to the individual technologies behind our texting, our voice calling and our video calling, each had to be examined separately on its own to see who was really the best provider out there. Then all of the implementation of these technologies within the app is done in-house, because we don't want to outsource the many things that we do on the backend, on the front-end and on the security end.

As for the products and services, we had strong relationships with many different providers already via my other business. That allowed us to bring many of these products and services onto the Vodi platform very quickly. Without those established relationships, it would've been very difficult to do what we did. Trying to get eGift cards onto your app - who can provide that for you in the U.S. or in other countries all around the world? Finding the providers and creating those relationships is actually very, very difficult to do. It was a lot of work to do this in two years.

But we made it to launch in 2016. We honestly just wanted to have a beta phase with only friends and family testing it and using it, but it grew and grew virally on its own to more than 300,000 downloads within 2016 - and that's without any advertisement.

WF: What are your plans for growth?

V: In terms of introducing new products, we have many players from various industries that now want their products on the Vodi platform. But we're very selective - it's got to be a good brand that is going to do good by the users. It's not necessarily just about us monetizing - if it was, we could just add another element like ad banners and monetize from there. That's something we may do down the road, but right now, we prefer to consider services that will be useful to our users out there.

In terms of technology, we're already building the next generation behind the scene. You'll see more on that in mid-2017. We're constantly evolving, innovating and bringing on new services.

Now, going back to our theme of giving back - our business model includes not just rewards for users, but also a revenue-sharing opportunity for business partners. This is something very unique and very exciting. I like to explain it like this: businesses out there have a database - that's true for any kind of business. You can be a mobile operator, you can be an online travel business, you can be selling cookies online or anything. You have a database - say a million customers or so. You know it's likely that many of your customers are among the billions of people around the world downloading and using the free messaging apps of the world. But you're not monetizing from their use of these apps; those apps aren't offering any sort of revenue-sharing opportunity.

Such an opportunity hasn't existed out there - until now. Vodi meets that demand. If that business promotes Vodi through their social media, through their website, through mass email, mass texting, et cetera, we'll keep track of the users that came from this partner, as well as the subsequent three generations of users that result from them inviting friends, those users inviting friends, and so on. Then, whatever that group of users buy - the business's whole "Vodi network" - the partner shares in the revenue. And we're already busy talking to many businesses around the world about this model and finalizing many of these agreements. This allows us to tap into these businesses' databases - they'll start promoting Vodi naturally, and people hearing about Vodi from these channels that they trust will drive mass adoption at an even faster rate.

As for things already in motion - over the next six months, we're rolling out two very exciting features. One of them is this global live voting platform. When it comes to the many live events around the world in which fans participate by voting, the method for voting is normally still "text to this number for this candidate" and so forth. That can be difficult for the fans - they have to follow the show closely, record the number and actually send out the text - which might even cost them money.

Vodi's voting platform does away with all those concerns while also providing more control and utility for the event organizers. We launched the platform with Miss Universe, and going forward, when you click on the Vote option in Vodi, you'll see previous events and upcoming events. For an upcoming event, on the day of the event and voting goes live, it will light up, and you can go in and vote for that event. You can also see more details on the event and the pictures and profiles of the contestants. Then you get to vote however many times the event organizer decides. You can imagine how much much more user-friendly this is as opposed to just sending a text.

The other feature we're rolling out is very exciting and once again is about giving back. It's a new platform within Vodi called Stars for Charity, and it's a way for influencers and personalities of all kinds to both give back to a charity of their choice as well as monetize for themselves. This is a new model, and we're initially launching with 10 of the contestants from Miss Universe

All the star has to do is promote Vodi to their fans and followers, remind them to use their referral code or tracked link, and the users that sign up as a result become part of their "Vodi network." That network continues to expand based on the friends those users invite, and so on, for four total generations of users. And then, all purchases made by users in that network, we give a portion of the revenue to both the star and the charity they've selected.

As for the user perspective, you can see the new Stars for Charity option within the app, and within that you get to see more about the stars and the charities that they support. You can also "follow" them on the platform. Very soon - we're looking at some time in late April - there will be live streaming within the platform, and you'll be able to watch the stars stream live video and actually go on and participate in a live chat. What's more, we're also rolling out digital gifts on the platform - that means you can actually buy digital hearts, kisses, candies, stickers, whatever you want to do to give to the celebrity to show your love. These digital gifts that you buy, the profit from that actually gets donated to the charity of these celebrities. So that's a social, fun way to make a meaningful donation, and that feature is coming out at the end of March.

Like I said, we're starting Stars for Charity with 10 of this year's Miss Universe contestants, and we're looking to onboard many more of the other contestants soon. Beyond that, the platform is open to a wide variety of people - we have many flexible definitions of "star" or "celebrity." They could be a celebrity in their home town, at their college, at their high school. If you have followers and a charity you support, you can be a part of this Stars for Charity platform on Vodi. And the earnings that result from it can really make a difference for good causes.

WF: Do you measure traffic from partners?

V: Yes. Now that we're coming out of beta, we are bringing on quite a lot of these partners. We give them a tracked link that can be embedded in their mass marketing - could be mass email or mass texting to their database - and social media marketing. When people click that link and download Vodi, the app automatically places up the referral code of the referring partner right away. So there's a massive system behind the scenes that we build out for these partners.

WF: How does Vodi make money?

V: There's a discount behind a gift card. There's a discount behind every mobile top-up. And when we launch bill payment and money transfer, those carry a fee that the users pay when they use them. All of these fees, all these discounts and fees actually are our revenue. From that, we give back some to the users via V-Coins, making it more fun and meaningful, but the rest is our revenue - that's how we monetize.

Eventually, we could add on other ways to make additional revenue. We could become a publisher - we can have ads that users can click on if they're interested. So we could also monetize that way as well - it's a well-known model used by many other apps out there.

Like every startup, you have to start somewhere. We're at the user acquisition stage, but we are also seeing an increasing number of purchases made on Vodi, which is really wonderful. In particular, we're seeing people in the U.S. topping up phones for their loved ones in Latin American countries and in Asia and Africa.

Keep in mind, 65 million Americans have prepaid wireless plans. We just need one million of them to start topping up their plans on Vodi. It would result in substantial revenue for us. Think about it this way: that's a top-up of a $40 unlimited plan times a million users. That's quite an opportunity right there for us already.

We try to make it easy for users, so there are many different ways you can pay via Vodi. In the U.S., you can pay via Visa, MasterCard, American Express, PayPal, Apple Pay and Bitcoin. And we're launching many other alternative payment solutions in countries around the world. For example, in Mexico, you can also go out to an OXXO location and pay via cash. In Brazil, you can go to a Boleto location and pay cash there - and many other similar solutions like this are in many countries that we're rolling out.

WF: What is the ultimate goal for Vodi? ^

V: We'd definitely like to see at least half a billion downloads. We want to see Vodi become a common household name to the point where people are saying, "Just Vodi me," or "Vodi me a gift card," or "Vodi me a top-up," or "Vodi me a payment." That's how we see it.

We know the world is all about everything being instant and having real value for the users out there. And that's exactly what Vodi is about. As for any kind of exit strategy, whether we go public, or companies out there see there's a fit - we actually have many options with Vodi. We keep our doors open for all opportunities out there.

WF: What's your cash flow? ^

Our cash of $750,000 on March 1st, 2017 was held for working capital purposes. We do not enter into investments for trading or speculative purposes. We anticipate using our available cash for operations, marketing, and expansion of our services within the next 8 months. We base this estimate on monthly burn rate of $125,000.

WF: Why your valuation cap increased from 10mm in Feb 2017 to 27mm in Apr 2017? ^

We initiated the fundraise in December of 2016
o At that time, Vodi was Valued at 20 Million
o We had 300k downloads on Vodi
o Due to the Holiday season, we offered a special discount and we reduced the valuation to 10 million
o Most of all of the funds for the raise were collected in December, however we closed the round at the end of January 2017
· In January/February 2017, we received 600k new downloads
· In March 2017 we launched Stars For Charity Platform
o We added 10 new contracts from celebrities
· In April 2017, we have on boarded an additional 20 countries for digital eGifts with over 100 new brands available for our international users
· We added on a 1 million dollar technical upgrade to our platform in April 2017, which significantly pushes us ahead of our competition.
· We have signed the contract to be the Global Fan Vote Sponsor for the Miss USA pageant this May 2017 which we are projected to hit 1 million new downloads within May/June 2017
o Fans download Vodi and vote for their favorite contestant
· We have signed the contract to be the Fan Vote Sponsor for the Honduras pageant this May 2017 which we are projected to hit 300K new downloads within May 2017
o Fans download Vodi and vote for their favorite contestant
· We are poised to have contracts in place by May 2017 for Money Transfer and US Bill Payment conveniently within the chat conversation for the users.
o These integrations should be relatively quick and available for beta testing by June 2017

WF: What's your repayment plan for your $2,957,027 (as of Dec 31, 2015) accounts receivable to your parent company Lunex Telecom, Inc. ? ^

There is no specific repayment plan. Our parent company will forgive the liability if necessary.

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Edwin Mak Apr 15 2017

A number of questions: (1) Downloads aren't necessarily reflective of engagement, particularly when it could be driven by the one-off Miss Universe voting. Could you provide figures for the following metrics: DAUs and/or MAUs, user base segmented by countries and age groups, average daily time spent in-app. (2) Vodi seems packed with a lot of features and almost 'convoluted' at times, much like WeChat in China. The 'all-in-one' messaging app appears to be more popular in China and parts of Southeast Asia, and less so in more developed places where users are happy with managing plenty of apps. Which are your top markets now and which are the ones you intend to go after? (3) For translation feature, I assume this isn't built in-house and instead uses an API or something? (4) Could you justify why the valuation in excess of $20M? Feels very steep considering Vodi only exited beta in Jan 2017 and revenue seems to show $90 from the Form C?



Tanya Flynn Product Development Director EMPLOYEE Apr 18 2017

Hello Edwin- Thank you for your questions. Let me see if we can help to answer all of them 1) We understand that downloads may not be as relevant as active users, but we're growing in both respects. We have over 1.2 million downloads presently, around 300,000 monthly active users and around 30,000 daily active users. We exited our beta phase at the end of last year with just a little over 300,000 total downloads in over 160 countries without any advertising (all word of mouth) and then launched publicly. Right after that we were involved in the very well-known Miss Universe Pageant as the Global Fan Vote Sponsor. That competition was an important catalyst for us, and has contributed to our monthly active users as well. 2) Regarding Vodi's all-in-one comparison to WeChat, we would like to thank you for that comparison, as WeChat is highly successful and has a model that serves its users well. Our market research has shown that users in the U.S. and around the world suffer from "app fatigue" – having too many apps on their device and having to switch between them too frequently, so we feel that by combining so many indispensable services on one platform, we are filling an important role in users' everyday lives. Many of the apps in the Western hemisphere have not evolved which leaves a huge void and thus more opportunity for Vodi. All of our growth has been truly organic and we are experiencing downloads in Latam, Asian, Africa and the Middle East but also we have expanded in over 200 countries. 3) Our translation feature uses an API- Google for the world and Microsoft for China in over 100 different languages. What differentiates us from others is our ease of use that our customers love. 4) Vodi's addressable market is more than half a trillion dollars with just two of our services, eGift and mobile recharges. We have so many other products in the pipeline with contracts being solidified and will launch over the next few months such as global money transfer and bill payments within the U.S. and 15 other countries. That takes our addressable market to well over $1 trillion! This all being said, doesn't even include our Stars For Charity and Voting Platform. There are so many multi-billion dollar companies out there that have launched and tried to do a stand-alone app in which they have been unsuccessful, but our combination seems to offer users exactly what we imagined could be enjoyable socially but also within the Fintech

environment.
Our management teams long standing relationships with such companies offered the opportunity to aggregated these products into one platform making Vodi robust and a top competing player within several different industries. I believe you referenced a 2015 financial statement showing testing revenue of $90 in your question. However, considering the recent exit out of our beta launch, Vodi is now seeing fast growing sales of its products and services at the rate in which was expected. Overall, Vodi is cutting-edge and unique with such a tremendously large addressable market without much competition outside of China, Japan and Korea. The Vodi concept already has proven success. Just take a look on Google, YouTube or Facebook with your search of “Vodi App” or “Vodi Voting” and you will see the thousands of users that have made Vodi so viral.

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Scott Grossman Apr 18 2017

My daughter's an internet security person so I asked her about you and her concern was related to the security of your money transfer system. Hackability?



Tanya Flynn Product Development Director EMPLOYEE Apr 18 2017

Hello Scott! With your daughters role within internet security I can understand where her concern may be. However, we will be aggregating services through a highly reputable money transfer company, so based upon their levels of security, which are quite extensive, there should be no cause for concern. Vodi itself does have several layers of built in security as well because of other products and services offered on the app. Security has always been very important for us and our users!

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VODI

2017 Report

Dear investors,

All of us here at Vodi sincerely thank you for your contributions that you made last year and becoming an investor within Vodi. Although the closing process of the crowdfunding campaign took a bit longer than anticipated, Vodi gained over 150 new investors. Vodi also grew to over 3.5 million downloads and has expanded its product and service platform thanks to all of the support.

We need your help!

Our investors can help support Vodi by referring more friends, family and loved ones to download and use the Vodi mobile application. Also Vodi would appreciate detailed feedback from its users so that it can improve on its platform, products and service offerings. Spreading the word and daily use of Vodi's products and services would be the best support Vodi's investors could do.

Sincerely,

Darren Lu

CEO

Our Mission

Vodi's all-in-one model is convenient for both users and for third party advertisers and event organizers. Case in point: we were Miss Universe's Official Fan Vote Sponsor earlier this year where hundreds of thousands of fans signed up to vote for their favorite contestant. And our V-Coin reward system incentivizes users to keep coming back. We've built the ultimate infrastructure for Vodi to become more than just a casual messaging app; Vodi will be a crucial tool for all your everyday needs.

See our full profile

How did we do this year?

Report Card

B+

The Good

- Brand recognition
- Surpassing 3.5 million downloads
- More product offerings

The Bad

- Fundraising efforts
- Monthly active user retention
- Less revenue generated per user than anticipated

2017 At a Glance

January 1 to December 31



$90,745 +609%
Revenue



-$2,175,109
Net Loss


IOU!

$0 [100%]
Short Term Debt



$1,090,391
Raised in 2017



$102,096
Cash on Hand



Months of Runway

INCOME | BALANCE | NARRATIVE

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Vodi is a mobile messaging app that lets you text, call, translate, send eGifts, and more—all from one place. Over 68% of American adults have a smartphone in their pocket and more and more smartphone users are turning to free messaging apps as their main form of communication. Vodi makes it easier for smartphone users to save time, money and data on their phone–no matter where you are. Vodi is so easy to use that we already have a million downloads from 160+ different countries worldwide.
Vodi's all-in-one model is convenient for both users and for third party advertisers and event organizers. And our V-Coin reward system incentivizes users to keep coming back. We've built the ultimate infrastructure for Vodi to become more than just a casual messaging app; Vodi will be a crucial tool for all your everyday needs.

Milestones

MilTec Platform, Inc. was incorporated in the State of Georgia in June 2014.

Since then, we have:

- Closed beta with 300,000+ users around the world
- Awarded first place in Wireless and second place overall at CTIA Start-Up Lab 2016
- 200% growth in user base from October 1, 2016 to January 1, 2017
- Official Global Fan Vote Sponsor of Miss Universe 2016
- Unique B2B model for global partnerships
- Successfully launched the new Stars For Charity platform that lets influencers earn for a charity of their choice and themselves
- We have surpassed 3.5 million downloads

Historical Results of Operations

Our company was organized in June 2014 and has limited operations upon which prospective investors may base an evaluation of its performance.

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $90,745 compared to the year ended December 31, 2016, when the Company had revenues of $12,792. Our gross margin was -99.18% in fiscal year 2017, compared to 1.59% in 2016.
- *Assets.* As of December 31, 2017, the Company had total assets of $218,312, including $102,096 in cash. As of December 31, 2016, the Company had $238,000 in total assets, including $30,038 in cash.
- *Net Loss.* The Company has had net losses of $2,175,109 and net losses of $838,694 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.
- *Liabilities.* The Company's liabilities totaled $118,371 for the fiscal year ended December 31, 2017 and $3,853,632 for the fiscal year ended December 31, 2016.

Liquidity & Capital Resources

To-date, the company has been financed with $1,000,000 in equity and $450,000 in convertibles.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

MilTec Platform, Inc. cash in hand is $102,096, as of December 2017. Over the last three months, revenues have averaged $7,500/month, cost of goods sold has averaged $15,000/month, and operational expenses have averaged $150,000/month, for an average burn rate of $157,500 per month. Our intent is to be profitable in 0 months.

There are no material changes. Vodi is still in its infancy stage where it relies on investors' funds.

Vodi anticipates growing its revenue by expanding its customer base and offering additional products.

Net Margin: -2,397%

Gross Margin: -99%

Return on Assets: -996%

Earnings per Share: -$3,796.00

Revenue per Employee: $1,565

Cash to Assets: 47%

Revenue to Receivables: 627%

Debt Ratio: 54%

MilTec_Platform_Financial_State...

MilTec_Platform_Financial_State...

GAAP_Financials_Miltec_2017.pdf

We ❤ Our 133 Investors

Thank You For Believing In Us

Michael Tran
Rocio Turner
Larry Berman
Wilson Do
Rem Darbinyan
Lawrence J Masotti
David Kermaani
Craig Vom Lehn
Steven Alexander Littaua
Danny Carrero
Stanley Forwand
Lindsay Little
Billy Gardner
Lyle Notice
Han Tao
James Walk
Matthew T Sorensen
Annabelle Esmane
Zachary Ellis
Roger Guo
Steve Lee
Jennifer P Le
Frank Turner
Steef Van Winkel
Mario Jones
Md Alam
Zhongyuan LEE
Harshad Joshi
Marcus Lim
Steven Jefferson
Anthony Sippio
Phillip Payton
James Kazmierczak
Ton Tran
Santosh Kumar
Quyen PHAN
H. Wyatt Hanna, III
Hang PHAM
Ioana Grigoras
Olivia Galvan FLORES
B Dennis
Hank Feddern
Sami Kalliola
Stephen Guilmette
Shakeel Ishaq Ansari
Chris Cole
Robert A. CRISOSTOMO
Richard W RICHARDSON
Adrian Van Luven
Vladimir Aguilar
Brad Selvin
Ernest Frasier
Matthew A Forgach
Norton F. Davis
William Gray
Mercedita Oducado
Neal Stock
Joe W. Smith
Terry LaBuff
Anthony Muscatello
Richard Targow
Michael Fisher
Carl Welti
Lafaiol Charles
Gregg Johnson
David Cantella
Kelly Proctor
Ha Thu Thi Luu
Bonni Cutler
Neville George
Titus Oparaocha
Rob Miller
Malvin Soriano
Carmine Barone
Betty Jane Ayers
Barbara Parris
Michael DeLaMater
Victoria V. MARTA
Catherine Okekenta
Hao Vo
Thao Tran
Jason Bayles
Hendrik VANWYK
Antonia David
John Whitman
Paul Green
Karapet Gary Boyadjian
Prentiss Robey
Lissy Gueerero
Dennis Marzen
P Barbonis
John Danesi
Joseph C. Oliver
Glenda Valladares
Andre BETKER
Janice Soriano
David Holden
Khanh Tran
Mauricio Valladares
Kerwin Gee
Al Quoc Nguyen
David Smith
Minh Nguyen
Uyen Pham
Byronrell Gant
Kenneth Njoku
Raylen Worsham
Eric G
Elma B. Holway

Tu T Dinh
Sreekanth Pendli
Kirby Trumbo
Roshan Joshi
The Richard F. Mc Entyr...
Harold Hollis
Felix. Murcia
Darlington Etumni
Nixon Augustin
Lester Wright
Ross Shapiro
Ervin Vaughn
Chad Treadway
Samuel Muniz
Cameus Guillaume
Sark Antaramian
Armen Antaramian
Daniel Hackett
Kyle Wong
David Keranen
Cara May
Sheena Vuu
Mercedita Oducado
H. Wyatt Hanna, III

Thank You!

From the Vodi Team



Darren Lu
CEO



Michael Tran

Marketing Director



Kevin Tran

IT Director



Tanya Flynn

Product Development Director



Thao Tran

Business Analyst



Kiet Lu

Secretary & Vice President



Doug Nguyen

Vice President

Details

The Board of Directors

DIRECTOR	OCCUPATION	JOINED
Alex Mahfar	Principal @ AEA Investors LP	2010
Douglas Nguyen	Vice President @ Lunex Telecom	2014
Darren (Dat) Lu	President, CEO, CFO @ Lunex Telecom	2014

Officers

OFFICER	TITLE	JOINED
Tanya Flynn	Director of Business and Product Development	2014
Kevin Tran	Director of IT	2014
Douglas Nguyen	Vice President	2014
Darren (Dat) Lu	President, CEO, CFO	2014
Kiet Lu	Secretary & Vice President	2014
Michael Tran	Director of Marketing	2014

Voting Power

HOLDER	SECURITIES HELD	VOTING POWER
Lunex Group	500,000 shares of Common Stock	87.0%

Past Equity Fundraises

DATE	AMOUNT	SECURITY	EXEMPTION
02/2017	$1,000,000		Regulation D, Rule 506(b)
08/2016	$450,000		4(a)(2)

The use of proceeds is to fund general operations.

Convertible Notes Outstanding

ISSUED	AMOUNT	INTEREST	DISCOUNT	VALUATION CAP	MATURITY
08/27/2016	$450,000			$10,000,000	

Outstanding Debts

None.

Related Party Transactions

The company's parent company allocated various costs to the company including salaries, professional fees, employee benefits, payroll taxes, and rent totaling $2,591,802 for the year ended Dec 31, 2015. These costs were paid by Lunex on the company's behalf. Accounts receivable due from Lunex to the company for 1,000 shares of common stock totaled $1,000 as of December 31, 2015. Accounts payable due to Lunex from the company for various expenses totaled $2,957,027 as of Dec 31, 2015. There's no interest or maturity date on these liabilities.

Capital Structure

CLASS OF SECURITY	SECURITIES (OR AMOUNT) AUTHORIZED	SECURITIES (OR AMOUNT) OUTSTANDING	VOTING RIGHTS
Common	573,512	573,512	Yes
Other	0	0	No
Debt Securities	0	0	No

	SECURITIES RESERVED FOR ISSUANCE UPON EXERCISE OR CONVERSION
Warrants:	0
Options:	0

Risks

If we are not able to develop enhancements and new products and keep pace with technological developments, we might not be competitive in the market place and our business could be adversely affected. Our future success will depend on our ability to adapt and innovate. To attract users and generate revenue, we need to enhance, add new features and improve our existing limited products and introduce new products. The success of any enhancements or new features and products depends on several factors, including timely completion, introduction and market acceptance. We may expend significant time and resources developing and pursuing sales of a particular product that may not result in revenues in the anticipated time frame or at all, or may not result in revenue growth sufficient to offset increased expenses. If we are unable to successfully develop enhancements, new features or new products to meet market needs, our business and operating results could be adversely affected. In addition, because our products are or will be designed to operate on a variety of platforms using Internet tools and protocols, we will need to continuously modify and enhance our products to keep pace with changes in Internet-related technologies. If we are unable to respond in a timely and cost-effective manner to these rapid technological developments, our current and future products may become less marketable and less competitive or even obsolete. Our business model is heavily dependent on third party relationships, why may or may not, come to fruition.

There is the possibility that a competitor of Vodi will launch the same type of business model and product set. It has taken Vodi over 2 years to establish and advance the mobile communication app with a unique business model; however, there is always the possibility that someone "builds a better mousetrap". The Over The Top and free chatting/messaging has been completely tax free for anyone to be able to provide this service. However, there have been talks and discussions about the government stepping in and finding a way to tax this service. If that happens, that could change our model.

Although all of the officers and directors have great experience in the same industry, Investors should be aware of that all officers are currently working full time at the Vodi's Parent company Lunex Group, and part time at Vodi. As such, it is likely that the company will not make the same progress as it would if that were not the case.

We may not be able to increase the awareness of our brand in the marketplace as quickly or as effectively as is necessary to insure revenue growth. Potential customers must be aware of our mobile app brand in order to download our app. We need to attract new users to our mobile app and that would require us to devote more resources to marketing efforts, including advertising and other expenses, to build public awareness of our brand. However, even with an enhanced marketing effort, there is no guarantee that we will be able to increase the number of new downloads to our mobile app and in turn, convert them into paying customers. Any number of conditions could affect the success of our marketing efforts, including a unsuccessful marketing campaign, inability to expand our product portfolio to keep customers interested, inability to keep up with new technologies that could have a negative impact on user experience.

There is no public market for our stock, and the stock is subject to restrictions on transfer. The Shares offered hereby have not been registered under the Securities Act, or under applicable state securities laws, and no provision has been made for registration under the Securities Act or under any state securities laws so as to permit any public distribution or resale of the securities. Accordingly, each investor must be prepared to bear the economic risk of a total loss of the investment and must be prepared to hold the Shares indefinitely, since such investor may not be able to liquidate the investment in the foreseeable future, or at all. There is not now, and there may never be, a public market of any kind for the Company's Common Stock or any other securities of the Company. This is a best efforts offering and early investors face higher risks if the maximum offering is not completed. We are offering the Shares on a "best efforts" basis. Monies accepted from early investors will be used by us even if the total Offering is not completed. We cannot assure you that all of the Shares will be sold or that our business will operate or develop in the manner planned. If not, early investors may lose all or a substantial part of their investment. We will use the proceeds from this Offering for working capital and general corporate purposes. Our working capital may be used, among other things, to employ key personnel to expedite development and marketing of our product, pay accrued expenses and salaries, further product and website design, to develop a mobile and tablet version of the application, obtain or expand office space, increase sales and marketing expenditures, pay travel expenses for sales representatives and our executives, purchase or lease computer software and equipment, and for the addition of customer support personnel and supporting equipment. We may not meet our revenue, growth or profitability targets, particularly if all of these expenses are not satisfied from the proceeds of this Offering. Therefore, early investors in this Offering are subject to a greater risk that they will lose their entire investment if we do not complete the sale of the maximum number of Shares offered by us.

We may not be able to access third-party technology upon which we depend. We use some technology and software products and platforms from third parties. Technology from our current or other vendors and strategic partners may not continue to be available to us on commercially reasonable terms, or at all. Our business will suffer if we are unable to access this technology, to gain access to additional products or platforms or to integrate new technology with our existing system. This could cause delays in our development and introduction of new services and related products or enhancements of existing products until equivalent or replacement technology can be accessed, if available, or developed internally, if feasible. If we experience these delays, our business (including our ability to satisfy any repayment of the Notes) and the value of any equity you receive upon conversion of the Note could be materially adversely affected.

Possibility of unidentified Risks. The risks set forth above are not a complete list of the potential risks facing the Company. The Company realizes that there may exist significant risks yet to be recognized or encountered to which it may not be able to effectively respond. There can be no assurance that the Company will be successful in addressing the listed risks or future potential risks, and any failure to do so could have a material and adverse effect on the Company's business, financial condition, and results of operations.

Investor Capital Immediately at Risk. Except as required by the securities laws of some states, subscribing investors may not withdraw any subscriptions once they have been accepted.

We will not pay dividends. We currently intend to retain any future earnings to fund operations and the continued development of our business and, therefore, we do not anticipate paying any cash dividends on our capital stock in the foreseeable future. Future cash dividends, if any, will be determined by the Board, and will be based upon the Company's earnings, capital requirements, financial condition, and other factors deemed relevant by the Board.

We will need to obtain significant additional capital following this Offering and we cannot assure you that additional capital will be available to us or, if it is available, that it will be on terms acceptable to us or otherwise favorable to our stockholders. We will need to raise additional capital in the future to provide a more substantial base of working capital. While we may seek to raise this capital through debt or the sale of our stock at increasing valuations, no assurance can be given that debt financing will be available or that future investors will be willing to invest at our increased valuation levels or otherwise. We have no commitment for any such additional future capital, and we cannot assure that additional capital will be available to us on terms acceptable to us, or at all. Further, the investors in this Offering will not have any anti-dilution rights. Any sale of equity in the future may be highly dilutive or on terms disadvantageous to investors in this Offering.

Our operating results may be volatile and difficult to predict. Our operating results may fluctuate significantly in the future due to a variety of factors, many of which may be outside of our control. Due to the emerging nature of our market, we may be unable to accurately forecast our revenues and operating results.

We have a limited operating history, and our future profitability will depend in large measure upon our ability to sell our products. The Company has a limited operating history on which to base an evaluation of its business and prospects of revenues from its products. The Company is subject to all of the risks of failure inherent in the development of an early stage technology company. It is extremely difficult to predict the internal and external issues that must be overcome if the Company is to be successful.

Description of Securities for Prior Reg CF Raise

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board Of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

Minority Ownership

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board Of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board Of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Exercise of Rights Held by Principal Shareholders

As holders of a majority-in-interest of voting rights in the Company, the shareholders may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor. For example, the shareholders may change the terms of the operating agreement for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. The shareholders may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns. The shareholders have the right to redeem their securities at any time. Shareholders could decide to force the Company to redeem their securities at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability. In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted. Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Restrictions on Transfer

The securities offered via Regulation Crowdfunding may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

- to the issuer;
- to an accredited investor;
- as part of an offering registered with the U.S. Securities and Exchange Commission; or
- to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

Valuation Methodology for Prior Reg CF Raise

The initial amount invested in a SAFE is determined by the investor, and we do not guarantee that the SAFE will be converted into any particular number of shares of Common Stock . As discussed in Question 13, when we engage in an offering of equity interests involving Common Stock , Investors may receive a number of shares of Common Stock calculated as either (i) the total value of the Investor's investment, divided by the price of the Common Stock being issued to new Investors, or (ii) if the valuation for the company is more than $27 million , the amount invested divided by the quotient of (a) the Valuation Cap ($27 million) divided by (b) the total amount of the Company's capitalization at that time. Because there will likely be no public market for our securities prior to an initial public offering or similar liquidity event, the price of the Common Stock that Investors will receive, and/or the total value of the Company's capitalization, will be determined by our board of directors . Among the factors we may consider in determining the price of Common Stock are prevailing market conditions, our financial information, market valuations of other companies that we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant. In the future, we will perform valuations of our stock (including both common stock and Preferred Stock) that take into account, as applicable, factors such as the following:

- unrelated third party valuations;
- the price at which we sell other securities in light of the relative rights, preferences and privileges of those securities;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the marketability or lack thereof of the securities;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;
- the risk inherent in the development and expansion of our products;

- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

Company

MilTec Platform, Inc.

- Georgia Corporation
- Organized June 2014
- 58 employees

3805 Crestwood Parkway
Suite 350
Duluth GA 30096

http://www.vodi.io

Business Description

Refer to the Vodi profile.

EDGAR Filing

The Securities and Exchange Commission hosts the official version of this annual report on their EDGAR web site. It looks like it was built in 1989.

Compliance with Prior Annual Reports

Vodi is current with all reporting requirements under Rule 202 of Regulation Crowdfunding.

All prior investor updates

You can refer to the company's updates page to view all updates to date. Updates are for investors only and will require you to log in to the Wefunder account used to make the investment.

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3rd

Alex Mehfar

Principal at AEA Investors LP

AEA Investors LP • University of North Carolina at Chapel Hill

Greater New York City Area • 500+

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Experience

Principal
AEA Investors LP
2010 – Present • 7 yrs

Associate, Consumer Products
AEA Investors LP
2004 – 2007 • 3 yrs

Associate Consultant
Bain & Company
2002 – 2004 • 2 yrs

Henry Luce Scholar
Henry Luce Foundation
2001 – 2002 • 1 yr
See description

Education

University of North Carolina at Chapel Hill
BA - Highest Distinction, Economics, Information Systems
1997 – 2001
Activities and Societies: Phi Beta Kappa

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Darren Lu

President & CEO at Vodi App

Vodi App • Harvard University

Greater Atlanta Area • 500+

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Experience

President & CEO
Vodi App
Jan 2014 – Present • 3 yrs 4 mos
Duluth, Georgia (USA)

Vodi, the next generation of messaging and financial mobility, all-in-one mobile application. A smart, fun and rewarding messaging app, available in iOS and Android, that will revolutionize and redefine what it means to connect with loved ones, search, make last minute gift purchase instantly, conveniently recharge prepaid mobiles worldwide, and make international calls from anywhere.

What's even more interesting is that Vodi rewards it's users for using the services – kind of like a "cashback reward". Users can use the rewards to redeem many great services in Vodi. Download Vodi today and see how cool it is to talk to friends and family while at the same time enjoy the many great convenient services Vodi has to offer.

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INTRODUCING VODI - THE NEW, FUN & COOL REWARDING MESSAGING APP

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President & CEO
Lunex Telecom
Oct 2004 – Present • 12 yrs 7 mos
Duluth, GA (USA)

Education

Harvard University
BA
1991 – 1995
Activities and Societies: Phillips Brooks House Association

Bronx High School of Science
1987 – 1991

Featured Skills & Endorsements

Business Develop... · 34	Endorsed by Andy Goldstein and 5 others who are highly skilled at this
Strategic Partner... · 33	Endorsed by 4 of Darren's colleagues at Lunex Telecom, Inc. Endorsed by 10 people who know Strategic Partnerships
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Product and Business Development Director at Lunex Telecom

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3rd

Kevin Tran

IT Director at Lunex Telecom

Lunex Telecom • Georgia Institute of Technology

Greater Atlanta Area • 212

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Experience

IT Director
Lunex Telecom
Jan 2007 – Present • 10 yrs 4 mos
Duluth, GA

Owner
ISSVN
Jan 2005 – Mar 2007 • 2 yrs 3 mos
See description

Education

Georgia Institute of Technology
Computer Science

Featured Skills & Endorsements

JavaScript · 10 — Endorsed by **2 of Kevin's colleagues at Lunex Telecom, Inc.**

PHP · 9 — Endorsed by **4 of Kevin's colleagues at Lunex Telecom, Inc.**

Cloud Computing · 8 — Endorsed by **2 of Kevin's colleagues at Lunex Telecom, Inc.**

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Contact and Personal Info

Kevin's Profile

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Executive Director, IT at Cypress Communications

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President & CEO at Vodi App

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President/CEO at Lunex Telecom

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Product and Business Development Director at Lunex Telecom

Nguyen Pham • 3rd
www.knvprinting.com

Jordan Gauthier
Associate Director of IT at Dobla

Kiet Lu • 3rd
Vice President of Operations at Vodi App

Larry Keen • 3rd
IT Director at Delta Life Insurance Company

Dipesh Rattan • 3rd
Product Line Management,Microwave Antenna Systems- Americas

Jack Butts
Client Interface Specialist at NAVEX Global



3rd

Kiet Lu

Vice President of Operations at Vodi App

Vodi App • University of Rochester

Duluth, Georgia • 24

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Experience

Vice President of Operations
Vodi App
Jan 2014 – Present • 3 yrs 4 mos
Duluth GA, 30096

Vodi, the next generation of messaging and financial mobility, all-in-one mobile application. A smart, fun and rewarding messaging app, available in iOS and Android, that will revolutionize and redefine what it means to connect with loved ones, search, make last minute gift purchase instantly, conveniently recharge prepaid mobiles worldwide, and make international calls from anywhere.

What's even more interesting is that Vodi rewards it's users for using the services – kind of like a "cashback reward". Users can use the rewards to redeem many great services in Vodi. Download Vodi today and see how cool it is to talk to friends and family while at the same time enjoy the many great convenient services Vodi has to offer.

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Vice President Of Operations
Lunex Telecom, Inc.
Jan 2011 – Present • 6 yrs 4 mos
Duluth GA

General Manager
Lunex Telecom, Inc.
Sep 2006 – Dec 2010 • 4 yrs 4 mos
Duluth GA

Education

University of Rochester
BA, Industrial and Organizational Psychology
1990 – 1994

Contact and Personal Info

Kiet's Profile

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Kevin Tran • 3rd
IT Director at Lunex Telecom

Michael Tran • 2nd
Passionate "out of the box" Marketing Executive

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Product and Business Development Director at Lunex Telecom

Aric Johnson • 3rd
Vice President of Sales & Distribution at Lunex Group

Dan Shoemaker • 3rd
Chief Financial Officer | Chief Operating Officer

Daniela Astudillo • 3rd
Multimedia Designer that works on the award-winning mobile messaging app, Vodi™

Glenda Valladares • 3rd
National Sales, Business Development and Key Account Manager

Ken Nguyen • 3rd
Lead Testing Mobile/Web at Lunex telecom

Melanie Jameson • 3rd
Director, Channel Development at Allied Telecom Group

Luis Palacio • 3rd
Digital Communication, Marketing & Film/Video Production


California
GEORGIA
...on my mind

Michael Tran

2nd

Passionate "out of the box" Marketing Executive

Lunex Group • Georgia State University - J. Mack Robinson College of Business

Greater Atlanta Area • 500+

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A marketing professional with over 13 years of marketing experience in digital, mobile, media buying and traditional advertising background. Strong in project management skills and have the ability to multitask effective… See more

Highlights



1 Mutual Connection
You and Michael both know Chris Lee

Michael's Activity

815 followers

+ Follow

Being awarded by MBAG what a great year 2016 and is all about helping homebuyers getting Dream Home
Michael liked

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Experience

Director of Marketing
Lunex Group
Jul 2014 – Present • 2 yrs 10 mos
Duluth, GA

Responsible for creating, implementing, and measuring the success of all organization marketing - including digital, social, communication, and public relations activities for domestic and international prepaid products in U.S. LATAM, Philippines, Vietnam and Africa.

- Manage content, creative design, production and distribution of company's marketing materials
- Drive brand development and manage production schedules to deliver a unique customer, distributor, and brick and mortar retail partner experience for both online and offline
- Lead and manage the Digital and Social Marketing Team
- Collaborate with Sales to better serve customers base (B2B & B2C)
- Provide counsel to management on practices and procedures for developing and maintaining efficient and effective marketing operations
- Deliver management and motivational leadership to the marketing team and ensures execution of corporate objectives in a creative and cost-effective manner

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Director of Marketing
Vodi
Jul 2014 – Present • 2 yrs 10 mos
Greater Atlanta Area

See description

President
Tran & Partners Inc.
Sep 2009 – Present • 7 yrs 8 mos
Atlanta, GA

See description

Director Business Development
CMD Services, Inc.
Aug 2011 – Apr 2012 • 9 mos
Duluth, GA

See description

Director of Marketing
Saigon Restaurant Group LLC
Aug 2009 – Sep 2011 • 2 yrs 2 mos
Norcross, GA

See description

See more positions

Education

Georgia State University - J. Mack Robinson College of Business
BBA, Marketing/Hospitality
Activities and Societies: Atlanta Lawn Tennis Association (ALTA) United States Tennis Association (USTA) American Pool Association (APA)

Volunteer Experience

Volunteer
Atlanta Habitat for Humanity
Apr 2010 – Apr 2010 • 1 mo
Disaster and Humanitarian Relief

Volunteer
GE APAF Good Shepherd
Jun 2012 – Jun 2012 • 1 mo
Children

Founder and Board Director
Georgia Vietnamese American Chamber of Commerce (GVACC)
Jan 2011 – Feb 2015 • 4 yrs 2 mos
Economic Empowerment

Contact and Personal Info

Michael's Profile, Websites, and Twitter

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President & CEO at Vodi App

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Product and Business Development Director at Lunex Telecom

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Vice President of Operations at Vodi App

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Finance and International Business

BoiHuynh Ngoc • 3rd
Team Leader at Lunex Group

John McCurdy • 3rd
Copywriter for Lunex Telecom, Vodi

Estefania Bennett • 3rd
Social Media Specialist at Vodi App

Megh Shah • 3rd
account payable at Pro Residential services, Inc

Ken Nguyen • 3rd
Lead Testing Mobile/Web at Lunex telecom

Jeremy Schwartz • 3rd
Mortgage Loan Coordinator NMLS#15106175 at Bank of America



2nd

Tanya Flynn

Product and Business Development Director at Lunex Telecom

Lunex Telecom

Lawrenceville, Georgia • 377

Send InMail | Connect

A Businesswoman Who Is…Visionary and a critical thinker. Pro-active not reactive; a consummate team builder Inquisitive by nature and known as a sharp troubleshooter. Passionate about improving processes and … See more

Highlights



1 Mutual Connection

You and Tanya both know Edrizio De La Cruz

Experience

Product & Business Development Director

Lunex Telecom

Jul 2012 – Present • 4 yrs 10 mos

Duluth, GA.

As the Product Development Director I am responsible for developing, establishing and maintain competitive and scalable products and sales infrastructure of both Lunex Telecom and of the new Vodi mobile application to achieve the objectives of the Company. I oversee and implement product development policies and initiatives, lead the research for new products, product enhancements, and product redesign. Plan the full project life cycle and implemented new approaches to improve time. Evaluate the potential and practicality of products in development. Lead and direct the work of the Product Development Team. Evaluate and resolve technical feasibility, design optimization, and product issues. Manage the product budgets and prepare financial analysis reports for the CEO. As the Business Development Director I would direct, establish, maintain and plan the overall policies and goals for the department. I am responsible for identifying potential business partners and negotiating agreements. Directly responsible for driving increased revenue and profit to achieve the Company's ambitious growth. Planned and coordinated the implementation of business plans and the penetration of new markets.

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V.P. Marketing/Sales

Southern Companions-Adult Caregiving Service

Aug 2010 – Jul 2012 • 2 yrs

Gainesville, GA.

See description

Customer Care Manager

Winmark Homes

Oct 2003 – Apr 2006 • 2 yrs 7 mos

Suwanee, GA

See description

Featured Skills & Endorsements

Customer Service · 18	Endorsed by **4 of Tanya's colleagues at Lunex Telecom, Inc.**
Microsoft Office · 18	Endorsed by **3 of Tanya's colleagues at Lunex Telecom, Inc.**
Strategic Planning · 18	Endorsed by **6 of Tanya's colleagues at Lunex Telecom, Inc.**

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Contact and Personal Info

Tanya's Profile

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Passionate "out of the box" Marketing Executive

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Vice President of Operations at Vodi App

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IT Director at Lunex Telecom

Glenda Valladares • 3rd
National Sales, Business Development and Key Account Manager

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Social Media Specialist at Vodi App

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Team Lead & Multimedia Designer at Vodi App

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Copywriter for Lunex Telecom, Vodi

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Vice President of Sales & Distribution at Lunex Group